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                             MEDIA ARTS GROUP, INC.
                                EXHIBIT 11.01

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)  (1)

                                                   Three Months Ended June 30,
                                                    -------------------------
                                                         1997      1996
                                                       ---------  ---------
Net income (loss)                                      $   1,331   $ (1,356)
                                                       =========   ========

Weighted average common shares outstanding                11,032      9,867
Common shares issuable on exercise of options and
  warrants (2)                                               262          -
                                                       ---------   --------
Weighted average common and common equivalent
  shares outstanding                                      11,294      9,867
                                                       =========   ========
Net income (loss) per common share                     $    0.12   $  (0.14)
                                                       =========   ========


(1) This Exhibit should be read with Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements.

(2) The computation of common and common stock equivalents utilizes the treasury stock method and the average market prices of $4.54 and $6.54 per share for the quarters ended June 30, 1997 and 1996, respectively.